SUBLICENSE AGREEMENT

This SUBLICENSE AGREEMENT (the “Agreement”) is made and entered into effective as of August __, 2011 (the “Effective Date”) by and between Hypertension Diagnostics, Inc., a Minnesota corporation (“HDI”) and Cohn Prevention Centers, LLC, a Minnesota limited liability company (“CPC”). All terms used but not defined herein shall have the meaning set forth in that certain asset purchase agreement entered into by and between HDI and CPC of even date herewith (the “Asset Purchase Agreement”).

RECITALS

WHEREAS, HDI owns or is the exclusive licensee of certain intellectual property, technology and technical know-how relating to arterial elasticity measurement technology as set forth in the various patents listed in Schedule 3.12 of the Asset Purchase Agreement and has the right to grant licenses or sublicenses under these patents or pursuant to the terms and conditions of that certain Research and License Agreement by and between HDI and the Regents of the University of Minnesota dated as of September 23, 1988 (as amended, the “UM License Agreement”);

WHEREAS, HDI has entered into the Asset Purchase Agreement pursuant to which HDI will sell certain Purchased Assets (as defined in the Asset Purchase Agreement) and CPC shall purchase the Purchased Assets and obtain the right to use the Licensed IP (defined below) from HDI pursuant to the terms and conditions of this Agreement and the Asset Purchase Agreement;

WHEREAS, HDI has entered into that certain Sublease Agreement with CPC of even date herewith (the “Sublease”) pursuant to which CPC shall sublease the Premises (as defined in the Sublease) currently leased by HDI from the Prime Landlord (as defined in the Sublease) from HDI in exchange for consideration as described therein; and

WHEREAS, CPC has executed and delivered to HDI that certain Secured Promissory Note of even date herewith (the “Promissory Note”) to satisfy its payment obligations under Article II of the Asset Purchase Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

1. DEFINED TERMS

1.1.      “CVC Network” shall mean Cohn Prevention Center Clinics in the United States and worldwide, whether owned, operated, licensed or franchised by CPC as of the Effective Date hereof. The CVC Network shall also include “CVC Network Research” as defined below. CPC is in the process of changing its name to Cardio Vascular Centers, LLC (“CVC”).  For purpose of this document, CPC and CVC shall refer to the same entity.

1.2.      “CVC Network Research” shall mean any and all research use of the Licensed IP exclusively as component of a comprehensive screening program using CPC intellectual property or technology.

1.3.      “Gross Revenues” means the gross revenue amounts actually received by CPC from all sources for sales of Licensed Products arising out of or relating to CVC Network Research, including without limitation license fees, sublicensing revenue, product sales, warranty or service fees.

1.4.      “Inventory” shall have the meaning set forth in Section 2.1.3.

1.5.      “Licensed IP,” singular or plural, shall  mean the intellectual property relating to the Purchased Assets as listed in Disclosure Schedule 3.12  (the “Intellectual Property Schedule”) to the Asset Purchase Agreement. The Intellectual Property Schedule includes a list and description of all trademarks, service marks, trademark registrations, trademark and service mark registration applications, copyrights, inventions, designs, trade styles, logos, patents and patent applications owned by HDI which comprise the Purchased Assets.

1.6.      “Licensed IP Components,” singular or plural, shall mean any and all parts, components and equipment, whether original or substituted hereafter, that constitute the Licensed Products. The Licensed IP Components shall not include any parts, equipment or constituent parts thereto that would substantially alter the functionality of any of the Licensed Products, or would reasonably be used to create, manufacture, develop or produce the Next Generation IP.

1.7.      “Licensed Products,” singular or plural, shall mean all products, applications, processes or services currently derived from the Licensed IP, including without limitation, products, applications processes or services that would, but for the rights and license granted in this Agreement, infringe the Licensed IP. The Licensed Products shall include those certain products with the following current “model numbers:” DO-220, CR-2000, MD-3000 (the “Licensed Product Model Numbers”) and shall not include any products that are designed, manufactured or sold by CPC, after the Effective Date hereof, that are designated with model numbers different from the Licensed Product Model Numbers.

1.8.      “Next Generation IP” shall mean all products, applications or processes derived from the Licensed IP on or after the Effective Date hereof. All products designated with “model numbers” different from the Licensed Product Model Numbers after the Effective Date hereof shall constitute Next Generation IP. Next Generation IP shall not include the Licensed IP but may include certain Licensed Products, applications or processes subject to patent, trademark or copyright protections as obtained by CPC.

2. LICENSE GRANTS

2.1.      Exclusive Limited License Grant by HDI.

2.1.1. HDI hereby grants to CPC, and CPC hereby accepts a personal, transferable and assignable exclusive right and license to use the Licensed IP only to provide Licensed Products or products using Next Generation IP to clinics, hospitals or centers that belong to the CVC Network or CVC Network Research during the term of this Agreement.

2.1.2. HDI reserves all rights of every kind and nature in the Licensed IP not expressly granted hereunder, including the exclusive rights to make, have made, use, sell, offer to sell, import, or have imported Licensed Products outside the CVC Network. CPC shall have no right to use the Licensed IP or any of HDI’s intellectual property, technology and technical know-how relating to the Licensed IP for any purpose outside the CVC Network.

2.1.3. CPC is hereby granted a limited right to build and sell any existing inventory which comprises the Purchased Assets (the “Inventory”) to any customer in any market where such inventory can be legally sold PROVIDED, HOWEVER, THAT any development or sale of Next Generation IP products utilizing the Licensed IP shall be limited to the CVC Network and CVC Network Research.  Any rights to development of products using Next Generation IP for use outside the CVC Network and outside CVC Network Research shall remain the exclusive right of HDI. CPC shall have the right to implement Licensed IP Components in the Licensed Products, as reasonably necessary but shall not substitute or otherwise implement in the Licensed Products any parts, components or equipment that do not constitute the Licensed IP Components.

2.2.      Consideration.  CPC shall pay to HDI for the rights granted to CPC under this Agreement the Additional Purchase Price as set forth in Section 2.03 of the Asset Purchase Agreement. CPC acknowledges and agrees that it is receiving substantial benefit under the Asset Purchase Agreement and that this Agreement is a condition to the consummation of the transactions contemplated by the Asset Purchase Agreement.

2.3.      Maintenance of Intellectual Property.  HDI shall have the right and the obligation to maintain, continue and defend the Licensed IP at all times during the term of this Agreement

2.4.        Sale or Assignment.  CPC reserves the right to sell, assign or transfer any and all assets, and all products developed in the future using the Licensed IP, provided that all such sales, assignments or transfers shall comply with the terms of this Agreement and the Asset Purchase Agreement.

2.5.      Reservation of Rights.  All rights in and to the Licensed IP are retained by HDI for their own use, except for the specific rights licensed or granted under this Agreement.

2.6.      Notification of Intention to Sell Licensed IP.  In the event that HDI receives a bona fide offer from a third party to purchase from HDI all of the Licensed IP on terms agreeable to HDI (the “Third Party Offer”), HDI shall provide written notice of the Third Party Offer to CPC within ten (10) business days of receipt of the Third Party Offer. HDI’s notice obligation under this Section 2.6 shall only apply during the term of this Agreement.

3. TERMINATION

3.1.      Term.  All rights and licenses granted to CPC under the Licensed IP shall commence on the date hereof, and shall continue in full force and effect for the entire term of the applicable intellectual property unless otherwise terminated as expressly permitted by this Agreement.

3.2   Termination for Default.  Each party shall have the right to terminate this Agreement on 60 days written notice to the other at any time on material default by such other party in the observance or performance of any of its material obligations herein. Termination under this Section 3.2 shall be effective at the end of such notice period.

3.3           Termination for Sublease Default. If CPC defaults under any material provision of the Sublease, HDI shall be entitled to terminate this Agreement on 30 days written notice to CPC. Termination under this Section 3.3 shall be effective at the end of such notice period      (the “Termination Effective Date”). Any and all rights granted herein or under the Asset Purchase Agreement, with respect to the Licensed IP and Licensed Products shall be immediately terminated on the Termination Effective Date. Notwithstanding the foregoing, Section 2.2 of this Agreement shall survive termination and CPC shall remain obligated to license any and all Next Generation IP to HDI, whether or not previously granted to HDI pursuant to any other executed agreements between the parties hereto.

3.4           Termination for Promissory Note Default. The occurrence of an Event of Default (as defined in the Promissory Note) shall entitle HDI to terminate this Agreement with written notice to CPC.

3.5           Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by HDI to CPC are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, U.S. Code (the “Bankruptcy Code”), licenses and rights to “intellectual property” as defined under Section 101 of the Bankruptcy Code.

3.6     Effect of Termination.  Termination of this Agreement shall not limit either party from pursuing other remedies available to it, including injunctive relief.

4. WARRANTIES

4.1.      Mutual.  Each party represents and warrants to the other that (a) it is fully capable of and authorized to enter into this Agreement, (b) the execution, delivery and performance of this Agreement does not violate its certificate of incorporation, by-laws or similar governing instruments or applicable law and does not, and with the passage of time will not, conflict with or constitute a breach under any other agreement, judgment or instrument to which it is a party or by which it is bound, (c) this Agreement is the legal, valid and binding obligation of such party, enforceable in accordance with its terms, and (d) it will comply with all applicable laws, rules and regulations when exercising any of its rights and performing any of its obligations hereunder. In addition to the foregoing, CPC hereby covenants that during the term of this Agreement it shall not challenge HDI’s ownership in or the validity of any of HDI’s intellectual property including without limitation the Licensed IP.

5. NON-EXCLUSIVE REMEDIES

5.1.      Nonconforming Product.  If CPC discovers any defects or errors in the Licensed Products or any other failure of the Licensed Products to conform to any explicit or implied warranty in this Agreement, CPC shall utilize its best efforts to ascertain the reason for such nonconformity and notify HDI of such nonconformity within thirty (30) business days of its initial discovery.

5.2.      Infringement.

5.2.1. CPC shall inform HDI promptly, in writing, of any alleged infringement of the Licensed IP by a third party, and any available evidence thereof.

5.2.2. During the term of this Agreement, and in consideration of the grant of rights hereunder, HDI shall have the obligation at its own expense to undertake to persuade the alleged infringer to discontinue any such infringements of the Licensed IP. In furtherance of such right, HDI hereby agrees that CPC may join HDI as a party plaintiff in any such suit, without expense to HDI. The total cost of any such infringement action defended solely by HDI shall be borne by HDI and HDI shall keep any recovery including damages for past infringement derived therefrom. CPC may at any time and upon thirty (30) days notice to HDI, elect to initiate a prosecution against the alleged infringer (the “CPC Prosecution”).  CPC shall bear any and all costs attendant to or arising from the CPC Prosecution without any financial or legal recourse to HDI.

5.2.3. In the event that a third party institutes a suit alleging the invalidity, noninfringement or unenforceability of the Licensed IP against any party hereto, the parties shall cooperate with one another in defending such suit.

5.3.      Injunctive Relief.  The parties acknowledge and agree that, in the event of a breach by either party of this Agreement, the other party to this Agreement will have no adequate remedy at law and, accordingly, shall be entitled to injunctive and equitable relief against such breach in addition to any remedy the non-breaching party might have at law.

6. INDEMNIFICATION

6.1.      CPC shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold HDI and its officers, employees and affiliates, harmless against all claims and expenses, including legal expenses and reasonable attorneys’ fees (collectively “Damages”), arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever, resulting from CPC’s, or any of its affiliates production, manufacture, sale, use (both experimental and consumer), lease, consumption or advertisement of any product, service or process developed from the Licensed IP or related intellectual property.

6.2.      HDI shall defend, indemnify and hold CPC harmless from and against claims, proceedings, liability, demands and damages (excluding expenses or losses arising from death, personal injury, illness or damage to tangible property) arising out of any claim alleging facts that, if true, would constitute a breach of HDI’s obligations under this Agreement. Notwithstanding the foregoing, the liability of HDI hereunder and the extent of the indemnity provided herein shall not extend to indirect, special, punitive or unforeseen consequential damages.

7. CONFIDENTIAL INFORMATION

7.1.      Confidential Information.  Each party agrees that, except as expressly contemplated by this Agreement, it shall:  (a) maintain all confidential, non-public or proprietary information, trade secrets and all documentation related thereto received from the other party in confidence (collectively, “Confidential Information”); (b) exercise at least the same degree of care to safeguard the Confidential Information of the other party that it uses to safeguard its own Confidential Information (but not less than reasonable care); (c) not, directly or indirectly, disclose the Confidential Information of the other party to any third party, unless expressly authorized by the other party in a prior signed writing; and (d) not use the Confidential Information of the other party for the party’s benefit or for the benefit of any third party except in connection with this Agreement.  All Confidential Information shall remain the property of the party providing the Confidential Information and shall be returned to the providing party upon written request or termination of this Agreement.

8. GENERAL TERMS

8.1.      Entire Agreement.  This Agreement and the Asset Purchase Agreement constitute the complete and exclusive statement of the terms and conditions between the parties governing the Licensed IP (the “CPC Agreements”).  The CPC Agreements supersede all other agreements, oral and written, with respect to its subject matter and may be modified only by a written agreement between the parties.

8.2.      Waiver.  If one party fails to enforce any provision of this Agreement, it shall not be precluded from enforcing the same provision at another time.

8.3.      Relationship of Parties.  It is the express intention of the parties hereto that no partnership shall exist between CPC and HDI.  This Agreement shall not be construed to make CPC the agent or legal representative of HDI, and CPC is not granted any right or authority to assume or create any obligations for, on behalf of, or in the name of HDI.

8.4.      No Third-Party Benefits.  None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third party beneficiary.

8.5.      Notice.  All notices, communications and deliveries under this Agreement shall be made pursuant to the notice requirements set forth in Section 10.02 of the Asset Purchase Agreement.

8.6.      Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

8.7.      Severability. If any terms or part of this Agreement shall be determined to be invalid, illegal or unenforceable, in whole or in part, the validity of the remaining part of such term or the validity of any other term of this Agreement shall not be in any way effected and this Agreement shall be construed in all respects as if such invalid, illegal or unenforceable provision was omitted.

8.8.      Assignment.  Neither this Agreement nor any rights granted hereunder may be sold, leased, assigned, or otherwise transferred, in whole or in part, by either party, and any such attempted assignment shall be void and of no effect without the other party’s advance written consent.

8.9.      Governing Law; Venue.  This Agreement is executed in, and shall be construed in accordance with and governed by the laws of, the State of Minnesota, without giving effect to the principles of conflicts of law thereof.  Any conflicts arising hereunder shall be determined by the state or federal courts located in Minneapolis, Minnesota. Both parties hereby expressly consent to the jurisdiction of the state and federal courts located in Hennepin County, Minnesota, United States of America, for any lawsuit arising from or related to this Agreement.

Signature Page Follows

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IN WITNESS WHEREOF, HDI and CPC each have read the foregoing and agree and accept such terms effective as of the date first above written.

Licensee:                                                                COHN PREVENTION CENTERS, LLC,
a Minnesota limited liability company

By:
Name: _____________________________
Title: ______________________________

HDI:                                                                HYPERTENSION DIAGNOSTICS, INC.,
a Minnesota corporation

By:
Name: _____________________________
Title: ______________________________

827380